Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ENDEAVOR GROUP HOLDINGS, INC.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

April 28, 2021

Endeavor Group Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Endeavor Group Holdings, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 29, 2019.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1. Name. The name of the Corporation is Endeavor Group Holdings, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 22,000,000,000 shares, consisting of: (a) 5,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 5,000,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock”), (c) 5,000,000,000 shares of Class C common stock, with the par value of $0.00001 per share (the “Class C Common Stock” and, together with Class A Common Stock and the Class B Common Stock, the “Class A/B/C Common Stock”), (d) 5,000,000,000 shares of Class X common stock, with the par value of $0.00001 per share (the “Class X Common Stock”), (e) 1,000,000,000 shares of Class Y common stock, with the par value of $0.00001 per share (the “Class Y Common Stock” and, together with the Class X Common Stock, the “Class X/Y Common Stock”, and the Class X/Y Common Stock together with the Class A/B/C Common Stock, the “Common Stock”) and (f) 1,000,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Certificate of Incorporation (the “Effective Time”), all shares of common stock, par value $0.01 per share of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and nonassessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Common Units, (plus any New Common Units issuable pursuant to an Exchange of all outstanding vested Profits Units pursuant to Section 9.02 of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on Exchange contained therein)), as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement (without regard to any timing, vesting, or other restrictions on Redemption contained therein and assuming no Redemptions for cash), as applicable and (y) the exercise of all outstanding options, warrants, exchange rights, conversion rights (including with respect to all outstanding shares of Class B Common Stock to the extent convertible into shares of Class A Common Stock) or similar rights for Class A Common Stock;

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock;

(c) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock;

(d) in the case of Class X Common Stock, the number of shares of Class X Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class X Common Stock; and

(e) in the case of Class Y Common Stock, the number of shares of Class Y Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class Y Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(a) Voting Rights.

(i) Each share of Class A Common Stock and Class X Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, and each share of Class Y Common Stock will entitle the record holder thereof to 20 votes on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law. Shares of Class B Common Stock and Class C Common Stock will not entitle the record holder thereof to any voting powers, except as (and then only to the extent) otherwise required by applicable law.

(ii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock (other than the holders of Class B Common Stock and Class C Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(i) Subject to Section 5.1(b)(ii), applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A/B/C Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A/B/C Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Governing Body in its discretion may determine.

(ii) Subject to Section 5.1(b)(v), dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock and the Class C Common Stock. Dividends of cash or property may not be declared or paid on the Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock and Class C Common Stock. Dividends of cash or property may not be declared or paid on the Class C Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock and Class B Common Stock.

(iii) Except as provided in Section 5.1(b)(iv) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class X/Y Common Stock.

(iv) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock, Class B Common Stock and Class C Common Stock without any corresponding Stock Adjustment to the other classes of Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, Class B Common Stock and Class C Common Stock, the number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding (excluding any shares issuable upon the exercise of any options, warrants, restricted stock units, exchange rights, conversion rights or similar rights for Class A Common Stock, Class B Common Stock or Class C Common Stock, and excluding any shares issuable upon the exchange of Common Units, (or New Common Units issuable pursuant to an Exchange pursuant to Section 9.02 of the OpCo LLC Agreement), as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the

OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement), when combined with the number of Manager Common Units held by persons other than the Corporation, does not exceed the number of OpCo Common Units owned by Manager. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(v) Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock, Class B Common Stock and the Class C Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock, Class B Common Stock and the Class C Common Stock shall be (a) in the same proportion as the relative voting rights of a share of Class A Common Stock, a share of Class B Common Stock and a share of Class C Common Stock or (b) as otherwise determined at the time of such dividend by the Governing Body.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A/B/C Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A/B/C Common Stock held by such holders. The holders of shares of Class X/Y Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article 5, all shares of the Class A/B/C Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and all shares of the Class X/Y Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Class A/B/C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Class A/B/C Common Stock and the holders of any class of Class A/B/C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Class A/B/C Common Stock, and the holders of any class of Class X/Y Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of any other class of Class X/Y Common Stock and the holders of any class of Class X/Y Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration (if any) on a per share basis as the holders of any other class of Class X/Y Common Stock and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Class A/B/C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Class A/B/C Common Stock and the holders of any class of Class A/B/C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Class A/B/C Common Stock, and the holders of any class of Class X/Y Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of any other class of Class X/Y Common Stock and the holders of any class of Class X/Y Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration (if any) on a per share basis as the holders of any other class of Class X/Y Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Section 5.1(d), (i) in the event any such consideration includes securities, (I) the consideration payable to holders of Class B and Class C Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B and Class C Common Stock is that the securities distributed to such holders have no voting power, except as otherwise required by applicable law and (II) the consideration payable to holders of Class Y Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class X Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class Y Common Stock is that the securities distributed to such holders have not more than 20 times the voting power of any securities distributed to the holder of a share of Class X Common Stock and (ii) payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of OpCo shall not be considered part of the consideration payable in respect of any share of Common Stock.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Governing Body. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Governing Body providing for the designation and issue of such shares of Preferred Stock.

6. Certain Provisions Related to Conversion and Redemption Rights.

6.1 Conversion Rights of Class B Common Stock.

(a) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock immediately following a Transfer by the initial holder thereof, other than a Transfer to an Affiliate of such initial holder, of such share.

(b) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion into Class A Common Stock has not occurred. A determination in good faith by the Secretary of the Corporation that a Transfer results in a conversion into Class A Common Stock shall be conclusive and binding.

(c) Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article 6, such conversion(s) shall be deemed to have been made immediately after the time that the Transfer of such shares to a third party occurs. Upon any conversion of Class B Common Stock into Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and such holder shall be treated for all purposes as having become the record holder of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article 6 shall be retired and may not be reissued.

(d) Reservation of Shares of Class A Common Stock For Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

6.2 No Conversion Rights of Class A Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock. The Class A Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock shall not have any conversion rights.

6.3 Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement, as applicable, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units (plus any New Common Units issuable pursuant to an Exchange of all outstanding Profits Units pursuant to the applicable provisions of Section 9.02 of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on Exchange contained therein)) as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement, as applicable (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units (together with the applicable number of shares of Class X Common Stock) will, upon issuance, be validly issued, fully paid and non-assessable.

6.4 Retirement of Class X/Y Common Stock. In the event that no Common Units remain redeemable pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement (including any New Common Units issuable in respect of an Exchange of Profits Units (without regard to any timing, vesting or other restrictions on Exchange contained therein)) or Section 8.01 of the Manager LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), as applicable, all shares of Class X Common Stock then-outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation promptly shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In addition, in the event that holders of Class X Common Stock or Class Y Common Stock transfer shares of Class X Common Stock or Class Y Common Stock to the Corporation in connection with a Redemption of Common Units pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement, or an Exchange of Profits Units pursuant to the applicable provisions of Section 9.02 of the OpCo LLC Agreement, as applicable, the Corporation promptly shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In the event that any then-current holder of shares of Class A Common Stock or Class X Common Stock also holds shares of Class Y Common Stock (which shares of Class Y Common Stock were issued to the original holder thereof in connection with the issuance to such original holder of such shares of Class A Common Stock or Class X Common Stock, as applicable), and the then-current holder transfers or otherwise ceases to hold any such share of Class A Common Stock or Class X Common Stock, as applicable (except in the case of (i) a redemption of shares of Class X Common Stock made pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement in the event of a Share Settlement, or (ii) any transaction with respect to such shares of Class A Common Stock or Class X Common Stock contemplated by the first proviso in the definition of “Transfer” (provided, that in the case of a disposition of shares of Class A Common Stock or Class X Common Stock in a transaction contemplated by this clause (ii), the holder disposing of such shares shall also be required to dispose of an equal number of shares of Class Y Common Stock to the same recipient in such transaction in order for such transaction to qualify for the exception contemplated by this parenthetical)), then an equal number of shares of Class Y Common Stock held by such holder shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and thereupon the Corporation promptly shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. Upon the occurrence of a Triggering Event, all shares of Class Y Common Stock issued and outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation promptly shall take all necessary action to cause such shares to be retired, and thereafter no shares of Class Y Common Stock may be issued or reissued by the Corporation. In the event that any outstanding share of Class Y Common Stock is transferred (or purported to be transferred) (including pursuant to Section 4.3 of the Stockholders

Agreement) or ceases to be held by the holder thereof (other than in a transaction described in the above clause (ii) of this Section 6.4, including the proviso thereof)), such share of Class Y Common Stock shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation for no consideration, and thereupon the Corporation promptly shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation.

6.5 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or Section 8.01 of the Manager LLC Agreement, as applicable, will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class X/Y Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7. Board of Directors; Executive Committee.

7.1 Number of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board; provided, however, that prior to a Triggering Event, to the fullest extent permitted by Section 141(a) of the General Corporation Law, the Board shall be defeased of all of its power (including voting power) and authority and all power (including voting power) and authority of the Board shall be exclusively vested in the Executive Committee. For the avoidance of doubt, the Executive Committee is not a committee of the Board created pursuant to Section 141(c) of the General Corporation Law, but is instead an alternate governing body of the Corporation created pursuant to Section 141(a) of the General Corporation Law. In that connection, all references to the “Governing Body” in this Certificate of Incorporation shall mean (i) prior to a Triggering Event, the Executive Committee and (ii) from and after a Triggering Event, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, (i) the total authorized number of Directors constituting the entire Board shall not be less than three (3) and shall not be more than twenty (20), with the then-authorized number of Directors being fixed from time to time by the Governing Body, which number shall initially be six (6) members.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Governing Body in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall automatically be reduced accordingly.

(c) Pursuant to Section 141(a) of the General Corporation Law, there is hereby established an Executive Committee (the “Executive Committee”) vested with such authority as is set forth in Section 7.1(a). The members of the Executive Committee shall be selected by the Executive Committee from among the Directors duly elected or appointed to the Board from time to time and shall serve until his or her successor shall be duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Any member of the Executive Committee who at any time ceases to also be a Director for any reason shall automatically cease to be a member of the Executive Committee. The total number of Directors serving on the Executive Committee shall be fixed from time to time by the Executive Committee; provided, that such number at any time shall not be (i) more than the total number of Directors then on the Board or (ii) less than the total number of Directors in the aggregate that each of the SL Parties and each of the Executive Parties then have the right to designate pursuant to the Stockholders Agreement. Notwithstanding anything to the contrary in this Section 7.1(c), at the Effective Time, the initial size of the Executive Committee shall be four (4) Directors and the initial members of the Executive Committee shall be Ariel Emanuel, Patrick Whitesell, Egon Durban and Stephen Evans.

(d) The Executive Committee shall be dissolved immediately and automatically upon the occurrence of a Triggering Event. After the occurrence of a Triggering Event, the provisions herein relating to the Executive Committee shall cease to be applicable and the business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

7.2 Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the Effective Time; Class II Directors shall initially serve until the second annual meeting of stockholders following the Effective Time; and Class III Directors shall initially serve until the third annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, each Director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such Director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Governing Body is authorized to assign members of the Board already holding office to Class I, Class II and Class III.

7.3 Executive Committee Actions; Board Actions.

(a) Except as otherwise required in this Certificate of Incorporation or by applicable law or Stock Exchange Rules, actions of the Executive Committee or any committee thereof will require approval by the affirmative vote of (i) a majority of the members of the Executive Committee or such committee present at a meeting at which a quorum is present, (ii) each Executive Director that is then a member of the Executive Committee or such committee thereof and (iii) for so long as one or more of the SL Parties are entitled to designate an aggregate of two or more Directors for nomination to the Governing Body pursuant to the Stockholders Agreement (unless there is no SL Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Governing Body), at least one SL Director. Any action required or permitted to be taken at any meeting of the Executive Committee, or of any committee thereof, may be taken without a meeting if all members of the Executive Committee or committee thereof, as the case may be, consent thereto in writing or by electronic transmission; provided that each such action shall require the consent of at least one SL Director for so long as any of the SL Parties are entitled to designate at least one Director for nomination to the Governing Body pursuant to the Stockholders Agreement (unless there is no SL Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Governing Body).

(b) Except as otherwise required in this Certificate of Incorporation or by applicable law or Stock Exchange Rules, prior to a Triggering Event, actions of the Board or any committee thereof will only be taken or made at the direction or request of the Executive Committee, and following such direction or request, will require approval by the affirmative vote of (i) a majority of the Directors or such committee at a meeting at which a quorum is present and (ii) for so long as any of the SL Parties are entitled to designate two Directors for nomination to the Governing Body pursuant to the Stockholders Agreement (unless there is no SL Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Governing Body), at least one SL Director. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission; provided that each such action shall require the consent of at least one SL Director for so long as any of the SL Parties are entitled to designate at least one Director for nomination to the Governing Body pursuant to the Stockholders Agreement (unless there is no SL Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Governing Body); provided further that each such action shall require the consent of at least one Director appointed by any of the Executive Parties for so long as any of the Executive Parties are entitled to designate at least one Director for nomination to the Governing Body pursuant to the Stockholders Agreement (unless there is no Director appointed by any of the Executive Parties then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one such Director serving and during such time none of the Executive Parties have designated any such Director for nomination or appointment to the Governing Body).

(c) Except as otherwise required in this Certificate of Incorporation or by applicable law or Stock Exchange Rules, following a Triggering Event, actions of the Board or any committee thereof will require approval by the affirmative vote of (i) a majority of the Directors or such committee at a meeting at which a quorum is present, (ii) for so long as any of the SL Parties are entitled to designate two Directors for nomination to the Board pursuant to the Stockholders Agreement (unless there is no SL Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Board), at least one SL Director and (iii) if any of the Executive Parties are entitled to designate any Directors for nomination to the Board pursuant to the Stockholders Agreement because the Continued Employment Condition (as defined in the Stockholders Agreement) remains satisfied and/or the SLP Step-Down (as defined in the Stockholders Agreement) has occurred (unless there is no such Director then serving and such action occurs more than ten (10) business days following the date when there last ceased to be at least one such Director serving and during such time none of the Executive Parties have designated any such Director for nomination or appointment to the Board), at least one such Director.

7.4 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement (or complying with any stockholders’ designation rights under the Stockholders Agreement), newly created memberships on the Executive Committee or directorships resulting from any increase in the authorized number of members of the Executive Committee or Directors or any vacancies on the Governing Body or the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining members of Governing Body then in office, even if less than a quorum of the Governing Body, or, at the request of the Governing Body (if then-different from the Board), by a majority of the remaining Directors then in office, even if less than a quorum of the Board; provided, however, that (i) newly created directorships and vacancies created pursuant to or after a Triggering Event may also be filled by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class (except as otherwise required by the General Corporation Law) and (ii) for so long as one or more of the Executive Parties are otherwise entitled to designate an aggregate of two or more Directors pursuant to the Stockholders Agreement, vacancies on the Board or Executive Committee created as a result of the SLP Step-Down (as defined in the Stockholders Agreement) shall be filled by a vote of the Directors designated by each of the Executive Parties, provided, however, that in connection with such vote, no Directors or members of the Executive Committee shall be entitled to vote on such matter other than the Directors designated by any of the Executive Parties. Any member of the Executive Committee so chosen shall hold office until his or her successor shall be duly elected and qualified or until such his or her earlier death, disqualification, resignation or removal. Any Director so chosen shall hold office until the next election of the class of Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.5 Removal of Directors or Members of Executive Committee. Except for Preferred Stock Directors and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, (a) any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (b) any member of the Executive Committee or the entire Executive Committee may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

7.6 Quorum. To the fullest extent permitted by the General Corporation Law and Stock Exchange Rules, prior to a Triggering Event: (i) for so long as any of the SL Parties are expressly conferred the right to designate at least one Director pursuant to the Stockholders Agreement, unless the SL Parties otherwise consent in writing, (x) unless there is no SL Director then serving and the applicable meeting occurs more than ten (10) business days following the date when there last ceased to be at least one SL Director serving and during such time none of the SL Parties have designated any SL Director for nomination or appointment to the Governing Body, the presence of at least one Director designated by any of the SL Parties shall be necessary in order for a quorum to be obtained at any meeting of the Executive Committee, the Board or any committee of the Board or subcommittee of the Executive Committee thereof and (y) the Governing Body shall appoint at least one Director designated by any of the SL Parties (to the extent any of the SL Parties exercise such right) to each committee of the Board and each subcommittee of the Executive Committee (except as otherwise required by applicable law or Stock Exchange Rules, and except for the Company’s Audit Committee, 16b-3 Committee and any other committee or sub-committee evaluating a related party transaction with any of the SL Parties or any of their respective Affiliates); and (ii) for so long as any of the Executive Parties are expressly conferred the right to designate at least one Director pursuant to the Stockholders Agreement, unless the Executive Parties otherwise consent in writing, (x) for so long as there is at least one Director designated by any of the Executive Parties then serving as a member of the Executive Committee, the Board, or any committee or subcommittee thereof, as applicable, the presence of at least one Director designated by any of the Executive Parties shall be necessary in order for a quorum to be obtained at any meeting of the Executive Committee, the Board or any committee of the Board or subcommittee of the Executive Committee and (y) the Governing Body shall appoint at least one Director designated by any of the Executive Parties (to the extent any of the Executive Parties exercise such right) to each committee of the Board and each subcommittee of the Executive Committee (except as otherwise required by applicable law or Stock Exchange Rules, and except for the Company’s Audit Committee, 16b-3 Committee and any other committee or sub-committee evaluating a related party transaction with any of the Executive Parties or any of their respective Affiliates). Notwithstanding the immediately preceding sentence, if a quorum does not exist at any properly called meeting of the Executive Committee, the Board or any committee of the Board or subcommittee of the Executive Committee solely due to the lack of attendance thereat by at least one Director designated by any of the SL Parties or at least one Director designated by any of the Executive Parties, respectively, (x) such meeting shall be adjourned and, subject to the obligation to provide proper prior notice pursuant to the By-laws to all members of, as applicable, the Executive Committee, the Board or such committee or subcommittee, recalled for the same purpose not less than twenty-four hours and not more than ten (10) calendar days from the date of adjournment and the attendance of at least one Director designated by any of the SL Parties or at least one Director designated by any of the Executive Parties, respectively, shall not be required to establish quorum for such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting).

8. Meetings of Stockholders.

8.1 Action by Consent. From and after a Triggering Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders. Prior to a Triggering Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Governing Body or (ii) the Chairman, the Vice Chairman, the Executive Chairman or the Chief Executive Officer. In addition, prior to a Triggering Event, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9. DGCL Section 203 and Business Combinations.

(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, following a Triggering Event, the provisions of Section 9(B)-(D) below shall apply.

(B) The provisions of this Section 9(B)-(D) shall be operative and shall apply to the Corporation only following a Triggering Event. The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C) The restrictions contained in the foregoing Section 9(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9(C)(2), (ii) is with or by a Person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9(C)(2).

(D) For purposes of this Section 9, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Section 9 is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (B) of Section 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.

For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include (x) stock deemed to be owned by the person through application of the definition of “owner” below and (y) stock of the Corporation that may be issuable to any person pursuant to Section 9.01 of the OpCo LLC Agreement (assuming all outstanding OpCo Common Units (including any New Common Units issuable upon an Exchange (without regard to any timing, vesting or other restrictions on Exchange contained therein)) are exchanged pursuant thereto (without regard to any timing, vesting or other restrictions on exchange contained therein and assuming no exchange for cash)) and/or Section 8.01 of the Manager LLC Agreement (assuming all outstanding Manager Common Units are exchanged pursuant thereto (without regard to any timing, vesting or other restrictions on exchange contained therein and assuming no exchanges for cash)), but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, a Redemption of OpCo Common Units and/or Manager Common Units pursuant to Section 9.01 of the OpCo LLC Agreement and/or Section 8.01 of the Manager LLC Agreement, respectively, shall not, by itself, cause the person that is having OpCo Common Units and/or Manager Common Units redeemed, or any other person, to become an interested stockholder; and a retirement of any shares of Class X Common Stock or Class Y Common Stock pursuant to Section 6.4, and the related increase in the proportionate voting power of outstanding voting stock of the Corporation held by persons other than the holder of such shares of Class X Common Stock or Class Y Common Stock, shall not, by itself, cause any person to become an interested stockholder.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly; or

b. has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any Executive Party or any SL Party.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled (e.g., with respect to the voting stock of the Corporation, each share of Class A Common Stock and Class X Common Stock is allocated 1 vote, whereas each share of Class Y Common Stock is allocated 20 votes).

10. Corporate Opportunities. To the fullest extent permitted by the General Corporation Law, the Corporation acknowledges that: (i) each stockholder or Director (including any Director serving as a member of the Executive Committee) of the Corporation or any of its subsidiaries (collectively, the “Exempted Persons”; provided, that no Director (including any Director serving as a member of the Executive Committee) (other than a Director (including any Director serving as a member of the Executive Committee) who is also an Executive Director, in his capacity as such) who is an officer or employee of the Corporation or any of its subsidiaries shall be an

“Exempted Person”) shall have no duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation to the fullest extent permitted by Section 122(17) of the General Corporation Law hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its Affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.

11. Limitation of Liability.

11.1 To the fullest extent permitted under the General Corporation Law, no Director (including any Director serving as a member of the Executive Committee) shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a member of the Executive Committee or Director, as applicable.

11.2 Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director (including any Director serving as a member of the Executive Committee) hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12. Indemnification.

12.1 To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director (including any Director serving as a member of the Executive Committee) or officer of the Corporation or, while a Director (including any Director serving as a member of the Executive Committee) or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director (including any Director serving as a member of the Executive Committee), officer, employee or agent or in any other capacity while serving as a Director (including any Director serving as a member of the Executive Committee), officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 12, the Corporation shall not be required to indemnify or advance expenses to any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Governing Body.

12.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

12.3 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 12 or otherwise.

12.4 If a claim for indemnification or advancement of expenses under this Article 13 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by members of the Governing Body who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by members of the Governing Body who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

12.5 The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a Director (including any Director serving as a member of the Executive Committee), officer, employee or agent of the Corporation, or while a Director (including any Director serving as a member of the Executive Committee), officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the General Corporation Law or the provisions of this Article 12.

12.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall continue as to a person who has ceased to be a Director (including any Director serving as a member of the Executive Committee) or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director (including any Director serving as a member of the Executive Committee). The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Governing Body, pursuant to Section 12.10, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Governing Body in its sole discretion.

12.7 Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director (including any Director serving as a member of the Executive Committee) and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the General Corporation Law, (ii) this Certificate of Incorporation or the By-laws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 12.7.

12.8 “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

12.9 Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.10 This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

13. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Governing Body is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after a Triggering Event, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws.

14. Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors (including any Director serving as a member of the Executive Committee) or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 7, 8, 9, 10, 12, 13, 14 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to a Triggering Event, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) from and after a Triggering Event, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

15. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director (including any Director serving as a member of the Executive Committee), officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-

laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

16. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors (including any Director serving as a member of the Executive Committee), officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Governing Body or, if then-different from the Governing Body, the Board).

(b) “Certificate of Incorporation” is defined in the recitals.

(c) “Audit Committee” means the Audit Committee of the Board.

(d) “Board” means the board of directors of the Corporation.

(e) “By-laws” is defined in Section 7.1.

(f) “Chairman” means the Chairman of the Board.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h) “Class A Common Stock” is defined in Section 4.1.

(i) “Class A/B/C Common Stock” is defined in Section 4.1.

(j) “Class B Common Stock” is defined in Section 4.1.

(k) “Class C Common Stock” is defined in Section 4.1.

(l) “Class X Common Stock” is defined in Section 4.1.

(m) “Class X/Y Common Stock” is defined in Section 4.1.

(n) “Class Y Common Stock” is defined in Section 4.1.

(o) “Common Stock” is defined in Section 4.1.

(p) “Common Unit” means an OpCo Common Unit or a Manager Common Unit, as applicable.

(q) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(r) “Controlled Entities” is defined in Section 12.7.

(s) “Corporation” means Endeavor Group Holdings, Inc.

(t) “Director” is defined in Section 7.1.

(u) “Exchange” is defined in the OpCo LLC Agreement.

(v) “Executive Committee” is defined in Section 7.1(c).

(w) “Executive Director” means Ariel Emanuel or Patrick Whitesell.

(x) “Executive Holdcos” means Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC and Endeavor Executive II Holdco, LLC.

(y) “Executive Parties” is defined in the Stockholders Agreement.

(z) “Exempted Persons” is defined in Section 10.

(aa) “Family Member” is defined in the OpCo LLC Agreement, as in effect on the date hereof.

(bb) “General Corporation Law” is defined in the recitals.

(cc) “Governing Body” is defined in Section 7.1(a).

(dd) “Indemnification Sources” is defined in Section 12.7.

(ee) “Indemnitee” is defined in Section 12.1.

(ff) “Indemnitee-Related Entities” is defined in Section 12.8.

(gg) “Indemnitees” is defined in Section 12.1.

(hh) “IPO” means the initial underwritten public offering of the Corporation.

(ii) “Jointly Indemnifiable Claims” is defined in Section 12.7.

(jj) “Manager” means Endeavor Manager, LLC, a Delaware limited liability company, or any successor thereto.

(kk) “Manager Common Unit” means a non-voting common interest unit of Manager.

(ll) “Manager LLC Agreement” means the Limited Liability Company Agreement of Manager, dated as of April 28, 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(mm) “New Common Units” is defined in the OpCo LLC Agreement.

(nn) “OpCo” means Endeavor Operating Company, LLC, a Delaware limited liability company, or any successor thereto.

(oo) “OpCo Common Unit” means a non-voting common interest unit of OpCo.

(pp) “OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated as of April 28, 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(qq) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(rr) “Preferred Stock” is defined in Section 4.1.

(ss) “Preferred Stock Directors” is defined in Section 7.1.

(tt) “proceeding” is defined in Section 12.1.

(uu) “Profits Units” is defined in the OpCo LLC Agreement.

(vv) “Redemption” has the meaning given to it in the OpCo LLC Agreement or the Manager LLC Agreement, as the context may require.

(ww) “Restructuring Agreement” has the meaning given to it in the Stockholders Agreement.

(xx) “Share Settlement” is defined in the OpCo LLC Agreement.

(yy) “SL Director” means an individual that any of the SL Parties have designated or nominated to the Board and/or the Executive Committee pursuant to the Stockholders Agreement.

(zz) “SL Parties” is defined in the Stockholders Agreement.

(aaa) “Stock Adjustment” is defined in Section 5.1(b)(iv).

(bbb) “Stockholders Agreement” means the Stockholders’ Agreement, dated as of April 28, 2021, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(ccc) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(ddd) “Transfer” of a share of Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to Executive Directors by members of the Executive Holdcos in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by consent of the stockholders solicited by the Governing Body (at such times as action by consent of stockholders is permitted under this Certificate of Incorporation) or otherwise as set forth in the Stockholders Agreement; (ii) the direct or indirect transfer of shares of Common Stock by or on behalf of an Executive Director (or by or on behalf of any other executive of the Company or any of its Subsidiaries in connection with a concurrent transfer of OpCo Common Units made with the consent of the Managing Member of OpCo) (or any transferee(s) of any such person (or of any such transferee’s transferee(s)), which transferee(s) received such shares in accordance with this clause (ii)) to a Family Member or a Trust of such person (or back to such person); (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation that has been approved by the Governing Body, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (v) the fact that the spouse of any holder of Class A Common Stock, Class X Common Stock or Class Y Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock, Class X Common Stock or Class Y Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock, Class X Common Stock or Class Y Common Stock; (vi) any transfer pursuant to or as contemplated by the Restructuring as defined in the Restructuring Agreement; (vii) the distribution of shares of Class X Common Stock or Class Y Common Stock by the Executive Holdcos to members thereof in connection with any Exchange or Redemption; or (viii) the transfer of shares of Common Stock by an SL Party (including any Person who becomes an SL Party after the date hereof pursuant to the terms of the Stockholders Agreement) to another SL Party (including a Person who becomes an SL Party prior to or in connection with such transfer) or any other Affiliate of Silver Lake Group, L.L.C., in each case so long as such transferee (A) is managed, sponsored, controlled or advised by Silver Lake Group, L.L.C. or an Affiliate thereof and (B) is already a party to the Stockholders Agreement prior to, or becomes a party to the Stockholders Agreement in connection with, such transfer (with such transferred shares of Common Stock being subject to the provisions of the Stockholders Agreement).

(eee) “Triggering Event” means the occurrence of the first date on which (i) neither Executive Director is employed as Chief Executive Officer or Executive Chairman by the Corporation or (ii) neither Executive Director (together with, in the case of each such Executive Director, the Specified Affiliated Transferees of such Executive Director and his Specified Affiliated Transferees) owns securities (including Profit Units and other securities of OpCo) representing, and/or representing the right to own, at least 25% of the Class A Common Stock owned, in the aggregate, by such Executive Director (together with the Specified Affiliated Transferees of such Executive Director and his Specified Affiliated Transferees) as of May 3, 2021 (including Class A

Common Stock issuable in connection with a Redemption of OpCo Common Units outstanding as of May 3, 2021 (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), but excluding, solely for purposes of calculating the amount owned as of May 3, 2021, (A) any Class A Common Stock issuable in respect of New Common Units that would be issuable in respect of an Exchange of Profits Units outstanding as of May 3, 2021 (without regard to any timing, vesting or other restrictions on Exchange contained therein) and (B) any equity awards or similar incentive equity issued to such Executive Director or any Specified Affiliated Transferees of such Executive Director in connection with the IPO. For purposes of this definition, “Specified Affiliated Transferee” means an Affiliated Transferee described in clause (i) or clause (ii) of the definition of “Affiliated Transferee” in the Stockholders Agreement, in each case regardless of when the applicable transfer occurred.

(fff) “Trust” is defined in the OpCo LLC Agreement, as in effect on the date hereof.

(ggg) “Vice Chairman” means the Vice Chairman of the Board.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Endeavor Group Holdings, Inc. has been duly executed by the officer below as of the date first written above.

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer